Exhibit 21.1

SUBSIDIARIES OF PLAYAGS, INC.

As of December 31, 2023

Name	Jurisdiction of Incorporation

PlayAGS, Inc.	Nevada

AP Gaming, Inc.	Delaware

AP Gaming Holdings, LLC	Delaware

AP Gaming I, LLC	Delaware

AP Gaming II, Inc.	Delaware

AP Gaming Acquisition, LLC	Delaware

AGS Capital, LLC	Delaware

PLAYAGS BRASIL LTDA	Brazil

AGS LLC	Delaware

AGS CJ Corporation	Delaware

AGS CJ Holdings Corporation	Delaware

Cadillac Jack, Inc.	Georgia

PLAYAGS Mexico, S. De R.L. De C.V.	Mexico

Platform 9 Corporation	Delaware

Integrity Gaming LLC	Oklahoma

PLAYAGS AUSTRALIA PTY	Australia

AGSi LLC	Nevada

AGS Interactive US, INC.	California

GAMINGO (ISRAEL), LTD.	Israel

AGSi Holdings LLC	Nevada

Gameiom Technologies Limited	Isle of Man

AGSi Malta Limited	Malta

Gameiom Technologies (Gibraltar) Limited	Gibraltar